Exhibit 1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duly executed this joint filing agreement as of the date set forth below.

Date: January 30, 2026

Vista VCSL Feeder Fund, L.P.

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member of the Senior Managing Member of the Managing Member of the General Partner

VEP Group, LLC

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

Robert F. Smith

By:	/s/ Robert F. Smith
Name:	Robert F. Smith